Exhibit 10.1

TERMINATION NOTICE

August 11, 2026

Reference is made to that certain Securities Purchase Agreement, (“SPA”), dated as of July 10, 2026, by and between Baosheng Media Group Holdings Limited, a company formed under the laws of the Cayman Islands (the “Company”), and High West Partners LLC (the “Investor” and, together with the Company, the “Parties” and each, a “Party”).

Pursuant to Section 11 (c) of the SPA, the Company hereby elects to terminate the SPA for any reason or for no reason. This Termination Notice shall not be effective until one Trading Day after it has been received by the Investor, and is subject to the Company having satisfied all of its existing Purchase Notice Shares and Commitment Share delivery obligations, and any other obligations, prior to the termination date. This Termination Notice shall become effective, and the SPA shall terminate, one Trading Day after the Investor’s receipt of this Company Termination Notice (the “Effective Date”), without further cost or obligation to either Party.

IN WITNESS WHEREOF, the Company has executed this Termination Notice as of the date first set forth above.

Signed for and on behalf of the Company:

/s/ Lina Jiang
Name:	Lina Jiang
Title:	Chairperson of the Board and Chief Executive Officer